Exhibit 10.1
FIRST AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT
This FIRST AMENDMENT TO THE AMENDED AND RESTATED EMPLOYMENT AGREEMENT (“Amendment”) is made and entered into effective as of this 4th day of August, 2026 (“Effective Date”) by and between Context Therapeutics Inc. (the “Company”) and Martin Lehr (“Executive”). The Company and Executive are each referred to herein as a “Party” or together as the “Parties.”

    WHEREAS, the Company and Executive are parties to an amended and restated employment agreement dated October 22, 2021 (the “Employment Agreement”); and

    WHEREAS, the Parties wish to amend the Employment Agreement with this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants contained and incorporated herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby expressly covenant and agree as follows:
1.Definitions. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Employment Agreement.
2.Termination. The lead-in language to Section 4(d) is deleted in its entirety and is replaced as follows.
(d)Termination Upon a Change in Control. Notwithstanding Section 4(c) above, and in lieu of any payment owed under Section 4(c), if any, in the event that the Company (or its successor) terminates the Executive without Cause or the Executive resigns from employment with the Company for Good Reason, in each case upon a Change in Control (as such terms are defined below) or within either the three (3) month period prior to the Change in Control or the twelve (12) month period following the Change in Control, then Executive shall be entitled to the following:
1.Post-Termination Medical, Vision and Dental Benefits. Section 4(g) is deleted in its entirety and is replaced as follows.
(g)Medical, Vision and Dental Benefits. If Executive’s employment is terminated pursuant to Section 4(b), 4(c) or 4(d) above, then, to the extent that Executive or any of Executive’s dependents may be covered under the terms of any medical, vision or dental plans of the Company (or an Affiliate) for active employees immediately prior to the Termination Date and provided Executive is eligible for and elects to continue coverage (under the health care continuation rules of COBRA, provided that if, on the Termination Date, the Company is not subject to COBRA, the Company shall provide for continuation coverage as if it were subject to COBRA for the entire period to which COBRA would have applied if the Company had been subject to COBRA (collectively for purposes of this Agreement, “COBRA”)), the Company shall provide Executive and those dependents with coverage equivalent to the coverage in effect immediately prior to the applicable Termination Date for a period of up to 12-months following

Exhibit 10.1
the Termination Date (or for a period of up to 18-months following a termination pursuant to Section 4(d) above), such that Executive shall be required to pay, on a monthly after-tax basis, the same amount as Executive would pay if Executive continued in employment with the Company during such period (“Subsidized Coverage”) and the Company’s portion of the cost of the Subsidized Coverage will be treated as taxable income to Executive, and thereafter Executive shall be responsible for the full cost of such continued coverage; provided, however, that Subsidized Coverage shall be provided as described above unless the Company determines, based on a written legal opinion of counsel, that the Company’s provision of Subsidized Coverage results in the violation of non-discrimination provisions of applicable law, as may be applicable to the Company, the imposition of a material additional tax or other material penalty being imposed on the Company (or an Affiliate) or any employee participating in such plans. If the Company makes such a determination, then the Company shall pay Executive an additional severance benefit equal to the cost to the Company of the Subsidized Coverage (had such Subsidized coverage been provided) to assist Executive with the cost of COBRA or, if not available, to assist Executive with the cost of comparable coverage for Executive and his eligible dependents. In the event Executive or any of Executive’s dependents is or becomes eligible for coverage under the terms of any other medical and/or dental plan of a subsequent employer with plan benefits that are comparable to Company (or Affiliate) plan benefits, the Company’s and its Affiliates’ obligations under this Section 4(g) shall cease with respect to the eligible Executive and/or dependent. Executive and Executive’s dependents must notify the Company of any subsequent employment and provide information regarding medical and/or dental coverage available.
2.Continued Effectiveness of the Employment Agreement. The Employment Agreement is, and shall continue to be, in full force and effect, except as otherwise provided in this Amendment and except that all references to the Employment Agreement set forth in the Employment Agreement and any other agreements to which the parties hereto are parties that have been executed prior to the date hereof shall mean the Employment Agreement, as amended by this Amendment.

3.Miscellaneous.

(a)Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware, without regard to principles of conflict of laws (whether in Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than Delaware.

(b)Counterparts. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument.
(c)Construction. This Amendment shall be construed without regard to any presumption or other rule requiring construction against the drafting party.

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Exhibit 10.1
IN WITNESS WHEREOF, the Company has caused this Amendment to be executed in its name and on its behalf, and Executive acknowledges understanding and acceptance of, and agrees to, the terms of this Amendment, all as of the Effective Date.

CONTEXT THERAPEUTICS INC. By: /s/ Andy Pasternak Name: Andy Pasternak Title: Chairman of the Board of Directors	Martin Lehr /s/ Martin Lehr